Exhibit 10(c)

FORM OF STOCK OPTION GRANTED TO CERTAIN EXECUTIVE OFFICERS

The Valspar Corporation
Nonstatutory Stock Option Agreement
Under 1991 Stock Option Plan
Officer Retention Grant

By action of its shareholders, The Valspar Corporation (“Valspar”) established the 1991 Stock Option Plan (“1991 Plan”) authorizing the issue of not more than 25,000,000 shares of its common stock (50 cents par value) to key employees, designed to stimulate and reward interest and initiative in their employment.

The Company desires to provide named Employee with an added incentive to continue the Employee’s services to the Company, and through his or her proprietary interest, to increase his or her participation in the success of the Company and its subsidiaries.

Pursuant to the provisions of the 1991 Plan, Valspar hereby grants ______________ (Optionee”), an officer of Valspar, a nonstatutory option to purchase from Valspar ________ shares of its common stock at a price of $_____ per share, all in accordance with and subject to the following terms and conditions:

        1.    Period of Exercise – The Option becomes exercisable five years from the date of grant and will expire ten (10) years from the date of this Agreement. The Option may be exercised only while the Optionee is actively employed by Valspar and as provided in Section 6, dealing with termination of employment.

        2.    Vesting of Rights – The Option may be exercised for up to, but not in excess of, the amount of shares subject to the Option as specified below, based on the Optionee’s number of years of continuous employment with Valspar from the date hereof. The Optionee may exercise the Option in the amount and in accordance with the conditions set forth below:

•

At the expiration of the fifth (5th) year of such continuous employment, the Option may be exercised at any time and from time to time in whole or in part, but it shall not be exercisable after expiration of the exercise period set forth in Section 1 above.

•

Notwithstanding the foregoing, in the event that Optionee’s employment with Valspar terminates as a result of Optionee’s death, disability or retirement after the age of sixty (60), Optionee shall be entitled to purchase all of the stock covered by the Option at the time of such termination of employment.

    3.    Definitions – For the purposes of this Option, (i) disability shall mean permanent disability as that term is defined under the long term disability insurance coverage offered by Valspar to its employees at the time the determination is to be made; (ii) retirement shall mean the termination of employment with Valspar at any time after Optionee has attained the age of sixty (60) years for any reason other than cause; and (iii) termination for cause shall mean the termination of employment with Valspar as a result of an illegal act, gross insubordination, or willful violation of a Valspar policy by Optionee.

    4.    Methods of Exercise – The Optionee shall pay cash for the full amount of the purchase price for the shares then being purchased. In lieu of cash, all or part of the purchase price may be paid by surrender (or deemed surrender through attestation) to Valspar of previously acquired shares of common stock of Valspar, based on the fair market value at the closing price on the day preceding the date of exercise. Shares surrendered in lieu of cash must have been held by Optionee for a minimum of six (6) months.

    5.    Conditions – By Optionee’s acceptance of this Option, the Optionee agrees that Optionee will during Optionee’s employment by Valspar devote Optionee’s full business time, energy and skill on behalf of Valspar, subject to absences permitted in accordance with established Valspar policy.

    6.    Termination of Employment – This Option shall be exercisable after a termination of Optionee’s employment with Valspar to the following extent, in each event not to exceed the original period of exercise of this Option: (a) If the Optionee’s employment with Valspar is terminated for cause, this Option and all of the Optionee’s rights hereunder shall thereupon terminate to the extent that this Option has not therefore been exercised. (b) In the event of termination of employment of the Optionee under any circumstances other than for cause, disability, or the Optionee’s death, this Option may be exercised at any time within thirty (30) days after such termination of employment to the extent the Optionee was entitled to purchase stock at the time of termination of employment. (c) If termination of employment occurs by reason of the Optionee’s retirement after the age sixty (60), this Option may be exercised at any time within three (3) years after such termination. (d) If termination occurs by reason of the Optionee’s disability, this Option may be exercised at any time within one (1) year Optionee’s rights hereunder. (e) If termination occurs by reason of the Optionee’s death, Optionee’s legal representative may exercise within one (1) year Optionee’s rights hereunder. (f) Nothing herein contained shall confer on the Optionee the right to continue in Valspar’s employ or affect Valspar’s rights to terminate or alter the terms of the Optionee’s employment at any time.

    7.    Transferability – The rights of the Optionee hereunder are exercisable during the Optionee’s life only by the Optionee and are not transferable, voluntarily or involuntarily, except (a) at Optionee’s death by Will or applicable law of descent to the extent provided in Section 6 hereof or (b) as otherwise provided in this Section 7. Notwithstanding the preceding sentence, the vested portion of the Option may be transferred by Optionee to Optionee’s spouse, children, grandchildren, parents, stepchildren, former spouse, adoptive relationships, sisters or brothers (collectively, the “Family Members”), to trusts in which Family Members have more than fifty percent of the beneficial interest, to entities in which Family Members own more than fifty percent of the voting interests, to foundations in which the Optionee or Family Members control the management of assets, or to entities exempt from federal income taxation pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

    8.    Withholding – In any case where withholding is required or advisable under federal, state or local law in connection with any exercise by Optionee hereunder, the Optionee shall (i) pay cash, (ii) surrender previously acquired shares of common stock or (iii) authorize the withholding of shares from the shares issued upon exercise of any option for all taxes required to be withheld.

    9.    Adjustments in Stock – In the event of a change in Valspar common stock as a result of a stock split or stock dividend, this Option may be adjusted by the Compensation Committee in such manner as it deems equitable to prevent dilution or enlargement of the Optionee’s rights hereunder by reason of such change.

    10.    Mergers, Acquisition or Other Reorganization – The Compensation Committee may make provision, as it deems equitable, for the protection of Optionees with grants of outstanding Options in the event of (a) merger of the Company into, or the acquisition of substantially all of the stock or assets of the Company by another entity; or (b) liquidation; or (c) other reorganization of the Company.

    11.    Change of Control – Upon any Change of Control, each outstanding option shall immediately become exercisable in full for the remainder of its term without regard to any vesting or installment exercise provisions then applicable to the option. The term “Change of Control” shall have the meaning as defined in the 1991 Plan.

    12.    Construction – Interpretation and construction of the terms of this Option shall be made by the Compensation Committee in accordance with the provisions of the 1991 Plan.

Dated:	THE VALSPAR CORPORATION

Accepted and Confirmed as of the Above Date
By
	Its	President and Chief Executive Officer